Exhibit 99.1

NEWS RELEASE

FOR RELEASE WEDNESDAY, OCTOBER 26, 2005 AT 4:01 PM ET

Contacts:
Kyle Kuvalanka (investor) (617) 761-4734	Theresa McNeely (media) (617) 679-7405

MILLENNIUM REPORTS STRONG THIRD QUARTER 2005 FINANCIAL RESULTS
—VELCADE® (bortezomib) for Injection sales up—
—Company announces strategy refinement and restructuring;
narrows 2005 non-GAAP net loss guidance1—

CAMBRIDGE, Mass., October 26, 2005 — Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today reported strong financial results for the third quarter ended September 30, 2005, with VELCADE sales up 35 percent and combined research and development (R&D) and sales, general and administration (SG&A) expenses down 16 percent over the third quarter of 2004. The Company also announced a refined strategy focused on advancing key growth assets, including VELCADE, its clinical pipeline of seven novel oncology and inflammation molecules and its oncology-focused discovery organization. As a result, the Company is substantially reducing inflammation discovery programs and resources and increasing the proportion of R&D investment dedicated to its clinical pipeline. Based on this announcement and a number of other actions taken over the course of the year, the Company expects to reduce total R&D and SG&A expenses by approximately 30 percent in 2006 from 2004, including headcount reductions from 1,500 at the end of 2004 to approximately 1,100 by year end 2005.

“By refining our strategy and focusing investment on areas with the highest growth potential, we are well-positioned to grow revenue, support R&D innovation and achieve our long-term goal of delivering products that change outcomes for patients with cancer and inflammatory diseases while creating value for our shareholders,” said Deborah Dunsire, M.D., president and chief executive officer. “The steps that we have taken firmly enable us to achieve non-GAAP profitability in 2006.”

2005 Third Quarter Results

•	Total revenue for the third quarter of 2005 was $201.7 million compared to $110.0 million in the third quarter of 2004.
—	Net product sales of VELCADE in the U.S. for the quarter increased by 35 percent to $50.9 million from $37.7 million in the third quarter of 2004.
—	As a result of the restructured relationship with Schering-Plough for INTEGRILIN® (eptifibatide) Injection, as of September 1, 2005, Millennium no longer reports co-promotion revenue for INTEGRILIN and began recording royalties as a separate line item on the statement of operations.
•	For the first two months of the third quarter of 2005, co-promotion revenue for INTEGRILIN was $33.0 million.
•	Royalty revenue for September 2005 was $12.5 million and primarily included royalties from Schering-Plough for product sales of INTEGRILIN in the U.S. and other territories around the world and from Ortho Biotech Products, L.P., a member of the Johnson & Johnson Family of Companies, for sales of VELCADE outside the U.S.
•	Revenue under strategic alliances was $105.2 million. This result included the one-time sale of INTEGRILIN inventory on September 1, 2005, per the transfer of U.S. commercialization rights of INTEGRILIN to Schering-Plough, of $71.4 million, which was offset largely by a corresponding increase in cost of sales.
•	R&D expenses for the third quarter of 2005 decreased by 19 percent to $80.6 million from $99.0 million in the third quarter of 2004. The decrease was driven by reduced spending in discovery and a decrease in development costs for VELCADE compared to the higher level of spending in 2004 associated with the preparation of the sNDA filing for VELCADE in the multiple myeloma second-line treatment setting.
•	SG&A expenses for the third quarter of 2005 decreased by 12 percent to $40.6 million from $45.9 million for the third quarter of 2004. This decrease is primarily attributable to reduced sales and marketing expenses resulting from the transfer of U.S. commercialization rights of INTEGRILIN to Schering-Plough.
•	Net loss on a GAAP basis for the third quarter of 2005 was $73.8 million, or $0.24 per share, compared to $63.1 million, or $0.21 per share, for the third quarter of 2004.
•	Excluding restructuring and amortization, non-GAAP net loss for the third quarter of 2005 was $6.5 million, or $0.02 per share, compared to $55.1 million, or $0.18 per share, for the third quarter of 2004. This decrease was primarily the result of increased revenue from U.S. net product sales of VELCADE and from the Company’s strategic alliances, including several one-time payments from collaborators, and reductions in R&D expense, as detailed previously.
•	The Company recorded restructuring charges of $58.8 million in the third quarter of 2005. The charges consisted of $30.6 million associated with the Company’s 2003 restructuring reflecting revised sublease estimates. Also included in the charges this quarter were $28.2 million from the Company’s 2005 strategy refinement including consolidation of Cambridge, Mass. facilities and employee termination benefits relating to the transfer of U.S. commercialization rights of INTEGRILIN to Schering-Plough.
•	As of September 30, 2005, the Company had $655.2 million of cash, cash equivalents and marketable securities and $105.5 million outstanding principal amount of convertible debt, of which $5.9 million is classified as short term.

“Millennium had a strong quarter with VELCADE U.S. net product sales up over the previous quarter and a substantial narrowing in our non-GAAP net loss due to revenue growth and aggressive expense management,” said Marsha Fanucci, senior vice president and chief financial officer. “These results, coupled with our refined strategy to focus investment on the Company’s key growth areas, position Millennium to narrow its original 2005 non-GAAP net loss guidance.”

2005 Strategy Refinement and Restructuring

Throughout 2005, Millennium has taken and continues to take a series of actions, which in the aggregate are projected to reduce operating expenses by approximately 30 percent for the full year 2006 compared to the full year results of 2004. Steps include:

•	Substantially reducing the Company's effort in inflammation discovery;
•	Reducing the workforce from 1,500 at the end of 2004 to approximately 1,100 by the end of 2005, by managing attrition, eliminating INTEGRILIN sales and marketing positions, reducing the number of positions in inflammation discovery and reducing the number of positions in business support groups;
•	Consolidating further the Company’s Cambridge-based facilities; and
•	Realizing operating efficiencies and continuing to manage expenses.

The Company’s priorities are:

•	Expanding the commercial organization in order to maximize the revenue potential of VELCADE;
•	Strengthening development investment to advance molecules in the oncology and inflammation clinical pipeline; and
•	Building a leading oncology-focused discovery organization.

This announcement builds on the restructured relationship with Schering-Plough for INTEGRILIN, effective September 1, 2005, and the natural conclusion of the successful small molecule inflammation research collaboration with sanofi-aventis, which is expected to end October 31, 2005. Millennium and sanofi-aventis will continue to co-develop several molecules as part of the development and commercialization collaboration. These molecules include MLN3897, MLN3701 and MLN0415 (pre-clinical). The Company will also continue to develop its proprietary molecules in inflammation (MLN02 and MLN1202) and in oncology (MLN518, MLN2704 and MLN8054).

Millennium currently expects to incur total restructuring charges of between $75 million to $85 million related to this 2005 strategy refinement, consisting primarily of facilities costs and employee termination benefits. The majority of these charges will be spread over 2005 and 2006. The Company recorded $28.2 million of restructuring charges for this effort in the third quarter of 2005.

2005 Financial Guidance

Millennium is updating its full-year financial guidance for 2005, initially outlined in January 2005:

•	VELCADE U.S. net product sales guidance is narrowing to the range of $190 million to $195 million from the range of $185 million to $195 million;
•	Non-GAAP net loss guidance is narrowing to between $85 million to $95 million from less than $100 million;
•	GAAP net loss is increasing to between $200 million to $215 million from less than $155 million. The Company now expects to record restructuring charges in the range of $80 million to $85 million in 2005 from the 2003 restructuring and the 2005 strategy refinement. The difference between GAAP and non-GAAP net loss is attributable to restructuring and amortization charges; and
•	Cash, cash equivalents, and marketable securities guidance is increasing to greater than $600 million at year end. The original cash guidance was set at greater than $500 million.

As a result of the agreement with Schering-Plough effective September 1, 2005, the Company will no longer provide guidance for INTEGRILIN U.S. ex-factory sales.

Third Quarter Conference Call and Analyst & Investor Day 2005 Reminder

In conjunction with this news release, Millennium will host a live webcast of its conference call tomorrow, Thursday, October 27, 2005 at 8:30 AM ET. In addition, Millennium management will discuss the Company’s refined strategy at its Analyst & Investor Day beginning at 9:00 AM on Wednesday, November 2, 2005 from Le Parker Meridien Hotel in New York City. Webcasts of both the third quarter conference call and the Company’s Analyst Day can be accessed by visiting the Investors section of www.millennium.com. The webcasts will be archived for 30 days.

About VELCADE

VELCADE is indicated for the treatment of multiple myeloma patients who have received at least one prior therapy. VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol. VELCADE should be administered under the supervision of a physician experienced in the use of antineoplastic therapy.

Risks associated with VELCADE therapy include new or worsening peripheral neuropathy, hypotension observed throughout therapy, cardiac disorders, gastrointestinal adverse events, thrombocytopenia and tumor lysis syndrome. Women of childbearing potential should avoid becoming pregnant while being treated with VELCADE.

In 331 patients who were treated with VELCADE in a phase III study, the most commonly reported adverse events were asthenic conditions (61%), diarrhea (57%), nausea (57%), constipation (42%), peripheral neuropathy (36%), vomiting (35%), pyrexia (35%), thrombocytopenia (35%), psychiatric disorders (35%), anorexia and appetite decreased (34%), parasthesia (27%), dysesthesia (27%), anemia and headache (26%), and cough (21%). Fourteen percent of patients reported at least one episode of grade 4 toxicity; the most common grade 4 toxicities were thrombocytopenia (4%), neutropenia (2%), and hypercalcemia (2%). A total of 144 patients on VELCADE (44%) reported serious adverse events (SAEs) during the study. The most commonly reported SAEs were pyrexia (6%), diarrhea (5%), dyspnea, pneumonia (4%), and vomiting (3%).

VELCADE is being co-developed by Millennium Pharmaceuticals, Inc. and Johnson & Johnson Pharmaceutical Research & Development, L.L.C. Millennium is responsible for commercialization of VELCADE in the U.S.; Janssen-Cilag is responsible for commercialization in Europe and the rest of the world. Janssen Pharmaceutical K.K. is responsible for commercialization in Japan. VELCADE is also approved in the European Union as a second-line treatment. It is indicated as a monotherapy for use in patients with progressive multiple myeloma who have received at least one prior therapy and who have already undergone or are unsuitable for bone marrow transplantation.

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-866-VELCADE (1-866-835-2233).

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE, a novel cancer product, and has a robust clinical development pipeline of product candidates. The Company’s research, development and commercialization activities are focused in two therapeutic areas: oncology and inflammation. By applying its knowledge of the human genome, its understanding of disease mechanisms and its industrialized drug discovery platform, Millennium is seeking to develop breakthrough products. The Company’s website is www.millennium.com.

This press release contains “forward-looking statements,” including statements about the Company’s growth, future operating results, discovery, development of products and strategic alliances. Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in its drug discovery and clinical development programs; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; the Company’s dependence upon strategic alliance partners to develop and commercialize products and services based on its work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from its development efforts; product withdrawals; competitive factors; difficulties or delays in manufacturing the Company’s products; government and third party reimbursement rates; the commercial success of VELCADE and INTEGRILIN; achieving revenue consistent with internal forecasts; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties the Company faces, see the reports it has filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Editor’s Note: This release is available under the Media section on the Company’s website at www.millennium.com.

(1)Non-GAAP net loss and non-GAAP profitability are non-GAAP financial measures. With respect to forward-looking information presented on a non-GAAP basis, other than amortization expenses of approximately $34 million in each of 2005 and 2006, restructuring charges of between $80 million to $85 million in 2005 and between $35 million and $45 million in 2006, the Company is unable to provide a quantitative reconciliation because the items that would be excluded (which include the types of items reflected in the reconciliation of historic results and starting in 2006, stock-based compensation expense) are difficult to predict and estimate and are primarily dependent on future events. Please see the Form 8-K furnished on October 26, 2005 by the Company to the Securities and Exchange Commission for a discussion of why the Company believes these non-GAAP measures are useful to investors and the additional purposes for which management uses these measures.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
REVENUES:
Net product sales	$50,942	$37,668	$139,629	$102,288
Co-promotion revenue	33,037	62,557	123,524	159,034
Revenue under strategic alliances	105,186	9,749	160,368	86,537
Royalties (Note 1)	12,514	—	12,514	—

Total revenues	201,679	109,974	436,035	347,859

COSTS AND EXPENSES:
Cost of sales	89,020	18,630	120,281	52,462
Research and development	80,632	98,961	253,725	299,621
Selling, general and administrative	40,623	45,903	144,320	137,500

Total costs and expenses	210,275	163,494	518,326	489,583

OTHER INCOME (EXPENSE):
Investment income, net	4,902	1,115	24,081	13,650
Interest expense	(2,820)	(2,725)	(7,723)	(8,012)
Gain on sale of equity interest in joint venture	—	—	—	40,000

Total other income (loss)	2,082	(1,610)	16,358	45,638

NON – GAAP NET LOSS (Note 2)	$(6,514)	$(55,130)	$(65,933)	$(96,086)

Amortization of intangibles	(8,500)	(8,378)	(25,500)	(25,134)
Restructuring	(58,791)	414	(62,897)	(36,370)

NET LOSS	$(73,805)	$(63,094)	$(154,330)	$(157,590)

NON – GAAP NET LOSS PER SHARE	$(0.02)	$(0.18)	$(0.21)	$(0.32)

Amortization of intangibles	(0.03)	(0.03)	(0.08)	(0.08)
Restructuring	(0.19)	0.00	(0.21)	(0.12)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.24)	$(0.21)	$(0.50)	$(0.52)

Weighted average shares, basic and diluted	308,848	305,202	307,675	304,445

Note 1: Beginning September 1, 2005, in connection with the closing of the Company’s transaction with Schering-Plough for INTEGRILIN, the Company now reports royalty revenue. Royalty revenue may include royalties earned upon sales of INTEGRILIN in the United States and other territories around the world as provided by Schering-Plough, royalties earned upon sales of INTEGRILIN in Europe as provided by GlaxoSmithKline, distribution fees earned upon sales outside of the United States of VELCADE as provided by Ortho Biotech and any royalties earned under certain of its early discovery alliances.

Note 2: Amortization of intangibles and restructuring charges are deducted in accordance with generally accepted accounting principles in the United States (“GAAP”) to arrive at GAAP reported net loss for the periods presented.

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2005 (unaudited)	December 31, 2004 (audited)

Cash, cash equivalents and marketable securities	$655,154	$700,407
Other current assets	112,804	201,205
Property and equipment, net	194,447	220,115
Restricted cash and other assets	24,036	25,641
Goodwill and intangible assets, net	1,586,054	1,609,663

Total assets	$2,572,495	$2,757,031

Current liabilities	$162,947	$240,861
Other long term liabilities	96,597	57,263
Capital lease obligations, net of current portion	76,521	80,452
Long term debt, net of current portion	99,571	105,461
Stockholders' equity	2,136,859	2,272,994

Total liabilities and stockholders' equity	$2,572,495	$2,757,031